EXHIBIT 99.1

Adept Technology Reports Fiscal Year 2013 Fourth Quarter and Year-End Results

  25 Percent Increase in Fourth Quarter Revenue;
  Fourth Quarter Operating Loss Narrows to $242,000 and EBITDA Positive $186,000

PLEASANTON, Calif., Aug. 27, 2013 (GLOBE NEWSWIRE) -- Adept Technology, Inc. (Nasdaq:ADEP), a leading provider of intelligent vision-guided and autonomous mobile robotic solutions, today announced financial results for its fiscal 2013 fourth quarter and year-end (ended June 30, 2013).

Fiscal 2013 Fourth Quarter Highlights

  Revenue of $13.7 million increased 25% as compared with $10.9 million in the 2013 third quarter and was down 19% compared to $17.0 million in the 2012 fourth quarter.
  Gross margin of 46.0% expanded 3% over 42.7% reported in the 2013 third quarter and 5 % over the prior year's 41.5% 2012 fourth quarter.
  Operating loss was $242,000, a $1.6 million improvement over the 2013 third quarter operating loss of $1.9 million and $0.3 million better than the fourth quarter 2012 operating loss of $531,000.
  Adjusted positive EBITDA was $186,000, compared with the 2013 third quarter adjusted EBITDA loss of $1.1 million and the fourth quarter of 2012 EBITDA loss of $341,000.

Recent Business Highlights

  Launched a new series of ePLC Connect Server PLC-based robot control software products for our industrial products family.
  Received and shipped a $2.5 million order from CASTEC International Corp., Taiwan for robotics to be used in high precision assembly workcells for an independent semiconductor manufacturing service provider to automate sub-assembly of smart phones.

Commenting on fiscal 2013 fourth quarter results, Rob Cain, President and CEO, noted, "Fiscal 2013 was a year of transition for Adept, in which we embarked on a major restructuring. Our efforts have yielded initial favorable results, as we begin to stabilize and grow the business. By partnering with our key suppliers on a cost reduction program as well as focusing on higher margin products and services, we increased fourth quarter revenue, gross margins, adjusted EBITDA and our net operating results on a sequential basis."

Mr. Cain continued, "During the quarter we made inroads within the food space, the mobile product family and won a significant reorder from an Asian semiconductor customer and an initial order from a European luxury watch manufacturer. In our industrial robot business we received a major order for SCARA robots to be used in the manufacture of smart phones in Asia and received a large reorder from a European consumer electronics company for line expansion.

"In addition, we have strengthened our leadership team, with the recent appointments of four key executives: Vice Presidents of North America, Asia-Pacific, Mobile Robot Sales; and a Chief Business Development and Corporate Strategy Officer. Each brings a record of success in growing mid-tier companies; and their combined depth and experience will help drive Adept's product strategy, execute on our mobile initiatives and grow market share in our key geographies." Mr. Cain concluded, "We enter fiscal 2014 a reinvigorated Company, with focused execution across all aspects of the business. Adept is the leader in vision-based autonomous robotics, with an installed base of more than 57,000 automation systems worldwide, addressing a broad spectrum of high-growth markets. We are well positioned to execute on our strategy of organic growth with mobile and industrial products, and to capture the momentum in the robotics industry."

Fourth Quarter Fiscal 2013 Results

Revenues for the fourth quarter of fiscal 2013 were $13.7 million, compared with $10.9 million reported in the 2013 third quarter, and $17.0 million in the 2012 fourth quarter. Gross margin for the fourth quarter was 46.0%, compared with 42.7% in the third quarter and 41.5% in the 2012 fourth quarter.

Operating expenses in the fourth quarter of fiscal 2013 were $6.5 million, down slightly from $6.6 million reported in the 2013 third quarter, and a 14% decline compared with $7.6 million reported in the 2012 fourth quarter. Fourth quarter operating expenses included $51,000 in restructuring expenses, while the third quarter of fiscal 2013 included restructuring expenses of $114,000. The Company's operating loss for the 2013 fourth quarter was $242,000, compared with an operating loss of $1.9 million for the 2013 third quarter and an operating loss of $531,000 in the 2012 fourth quarter.

Adept reported GAAP net income of $157,000, or earnings of $0.00 per share on a diluted basis, in the 2013 fourth quarter. This compares with a net loss of $1.8 million, or a loss of $0.17 per share, in the 2013 third quarter, and a net loss of $358,000, or a loss of $0.04 per share in the 2012 fourth quarter. The current quarter's results are after tax benefits totaling $507,000, resulting mainly from conclusion of statutory tax audits, expiration of statutes of limitation for certain tax years, and a corresponding release of respective tax reserves provided for in prior periods, in certain of our foreign subsidiaries.

Adept's non-GAAP adjusted EBITDA was $186,000 in the 2013 fourth quarter, compared with an adjusted EBITDA loss of $1.1 million in the 2013 third quarter, and an adjusted EBITDA loss of $341,000 in the 2012 fourth quarter. A discussion of this non-GAAP measure and reconciliation to the applicable GAAP measure is included below.

Adept's cash and cash equivalents at the end of the 2013 fourth quarter totaled $6.3 million, compared to cash and cash equivalents of $6.7 million at the end of the 2013 third quarter. The decline in cash was predominantly due to increases in accounts receivable and inventories which were partially offset by an increase in the Company's accounts payable. In the fourth quarter, accounts receivable increased to $10.8 million from $8.9 million in the 2013 third quarter, inventories increased to $8.3 million from $7.9 million in the 2013 third quarter, and accounts payable increased to $7.1 million from $5.9 million in the third quarter.

Fiscal Year 2013 Results

Revenues for the fiscal year ended June 30, 2013 were $46.8 million, compared to $66.2 million reported for fiscal 2012. The Company reported a GAAP net loss for the year of $9.9 million, or $0.98 per share, which compares to a net loss of $3.7 million, or $0.40 per share, in fiscal 2012.

Gross margin was 40.8% of revenue in fiscal 2013, compared with 42.3% of revenue in fiscal 2012. The decrease in margin was mainly due to an $875,000 reserve of excess and obsolete inventories in the second quarter of 2013.

Operating expenses for fiscal 2013 were $29.3 million, compared to $31.1 million in fiscal 2012. The 2013 operating expenses included a $1.7 million charge for impairment of intangible assets and goodwill recorded by the Company in the second quarter. The decrease in operating expenses is due to a combination of the reduction in force taken by the Company in the second quarter of 2013, combined with a focus on cost reductions in all areas of the business.

Adept's non-GAAP adjusted EBITDA loss was $5.7 million for fiscal 2013, compared with a non-GAAP adjusted EBITDA loss of $0.1 million in fiscal 2012. A discussion of this non-GAAP measure and reconciliation to the applicable GAAP measure is included below.

Quarterly Conference Call (August 28, 2013)

Rob Cain, President and Chief Executive Officer, will host an investor conference call Wednesday, August 28, 2013 at 11:00 A.M. Eastern Time, to review the Company's financial and operating performance for the fiscal 2013 fourth quarter and year-end. The call may also include statements regarding the Company's anticipated operational activities for the beginning of fiscal 2014. These statements will be forward-looking, and actual results may differ materially. The Company intends to continue its practice of not updating forward-looking statements or providing anticipated financial performance information except as is included in this press release. The call can be accessed by dialing 1-877-941-8609. International callers can dial 1-480-629-9692. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.adept.com in the Investor Relations section of our website. A webcast archive will also be available following the call's conclusion until the Company reports financial results for its fiscal 2014 first quarter.

Company Profile

Adept is a global, leading provider of intelligent robots and autonomous mobile solutions that enable customers to achieve precision, speed, quality and productivity in their assembly, handling, packaging, testing and logistical processes. With a comprehensive portfolio of high-performance motion controllers, application development software, vision-guidance technology and high-reliability robot mechanisms with autonomous capabilities, Adept provides specialized, cost-effective robotics systems and services to high-growth markets including Packaging, Medical, Electronics, and Logistics; as well as to traditional industrial markets including Automotive Components. More information is available at www.adept.com. All trade names are either trademarks or registered trademarks of their respective holders.

Use of Non-GAAP Financial Information

In addition to presenting GAAP income (loss), we present non-GAAP adjusted EBITDA (loss), which we define as earnings before interest expense, income taxes, depreciation and amortization, intangibles and goodwill impairment, merger and acquisition related expenses, stock compensation expense, and restructuring charges as a relevant measure of performance approximating operating cash flow, a metric commonly used among technology companies. We believe that this provides meaningful supplemental information to our investors regarding our ongoing operating performance. Adjusted EBITDA (loss) should be considered in addition to, and not as a substitute for, GAAP measures of financial performance. For more information on our adjusted EBITDA (loss) please see the table captioned "Reconciliation of GAAP net income (loss) to Adjusted EBITDA (loss)" below. While we believe that adjusted EBITDA (loss) is useful as described above, it is incomplete and should not be used to evaluate the full performance of the Company or its prospects. Although historically infrequent, unpredictable and significantly variable and thus included in this adjustment, mergers and acquisitions expenses may occur in the future if additional acquisitions are pursued. Further, while we have incurred restructuring expense in the past, this is not a routine aspect of our operating activities and varies in amount and effect. Additionally, stock-based compensation has been, and will continue to be, a recurring expense as an important incentive component of employee compensation. GAAP net income (loss) is the most complete measure available to evaluate all elements of our performance. Similarly, our Consolidated Statement of Cash Flows, as presented in our filings with the Securities and Exchange Commission, provides the full accounting for how we have decided to use resources provided to us from our customers and shareholders.

Forward Looking Statements

This press release contains forward-looking statements including, without limitation, statements about our expectations about the impact of our restructuring and resulting cost reductions, new product introductions, recent orders and opportunities in our markets, key team members, and our ability to grow our customer base, revenues, and cash flow. Such statements are based on current expectations and projections about the Company's business. These statements are not guarantees of future performance and involve numerous risks and uncertainties that are difficult to predict. The Company's actual results could differ materially from those expressed in forward-looking statements for a variety of reasons, including but not limited to factors affecting our fluctuating operating results that are difficult to forecast or outside our control; our limited liquidity due to historical operating losses and negative cash flow, the effect of the current state of the manufacturing sector and other businesses of our customers; the effectiveness and unintended consequences of our restructuring actions and other expense-related matters; the impact of our acquired businesses and strategic plans on our cash resources and on the Company's operations, the Company's inability to accurately forecast or react quickly to changes in demand for our products; seasonality of results, particularly in Europe risks of technical and commercial acceptance of the Company's new or current products; the costs of international operations, sales and foreign suppliers and the impact of foreign currency exchange; the cyclicality of capital spending of the Company's customers and lack of long-term customer contracts; the highly competitive nature of and rapid technological change within the intelligent automation industry; the lengthy sales cycles for the Company's products; the Company's increasing investment in markets that are subject to increased regulation; risks associated with outsourced manufacturing and single sources of supply; and potential delays associated with the development and introduction of new products.

For a discussion of risk factors relating to Adept's business, see Adept's SEC filings, including the Company's annual report on Form 10-K for the fiscal year ended June 30, 2012, which includes the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors.

– FINANCIALS FOLLOW –

ADEPT TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2013	June 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$ 6,274	$ 8,722
Accounts receivable, less allowance for doubtful accounts of $728 at June 30, 2013 and $629 at June 30, 2012	10,848	11,905
Inventories	8,135	7,954
Other current assets	477	514
Total current assets	25,734	29,095

Property and equipment, net	1,525	2,292
Goodwill	1,493	2,967
Intangible assets	1,040	1,686
Other assets	170	121
Total assets	$ 29,962	$ 36,161

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 7,069	$ 6,183
Accrued payroll and related expenses	1,986	2,006
Accrued warranty	1,070	1,243
Line of credit, short-term	--	5,500
Deferred revenue	1,314	279
Other accrued liabilities	590	1,761
Total current liabilities	12,029	16,972

Long-term liabilities:
Tax liabilities, long-term	155	399
Other long-term liabilities	284	446
Total liabilities	12,468	17,817

Total stockholders' equity	17,494	18,344

Total liabilities and stockholders' equity	$ 29,962	$ 36,161

ADEPT TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012

Revenues	$ 13,695	$ 16,972	$ 46,816	$ 66,219
Cost of revenues	7,393	9,929	27,696	38,219
Gross margin	6,302	7,043	19,120	28,000
Operating expenses:
Research, development and engineering	1,748	2,015	7,625	8,714
Selling, general and Administrative	4,656	5,401	18,958	20,701
Restructuring charges, including accelerated stock compensation expense	51	42	560	1,256
Amortization of other Intangibles	89	116	411	466
Impairment of intangible assets and goodwill	--	--	1,708	--
Total operating expenses	6,544	7,574	29,262	31,137

Operating loss	(242)	(531)	(10,142)	(3,137)
Interest income (expense), net	3	(78)	(37)	(250)
Currency exchange loss	(111)	(343)	(3)	(732)

Loss before income taxes	(350)	(952)	(10,182)	(4,119)
Benefit from income taxes	(507)	(594)	(310)	(396)
Net income (loss)	$ 157	$ (358)	$ (9,872)	$ (3,723)

Effects of preferred stock
Less accretion of preferred stock to redemption value	(24)	--	(73)	--
Less dividends allocated to preferred shareholders	(80)	--	(250)	--
Net income (loss) attributable to the company's common shareholders	$ 53	$ (358)	$ (10,195)	$ (3,723)

Basic earnings (loss) per share	$ 0.00	$ (0.04)	$ (0.98)	$ (0.40)
Diluted earnings (loss) per share	$ 0.00	$ (0.04)	$ (0.98)	$ (0.40)

Shares used in computing basic per share amounts	10,698	9,491	10,437	9,386
Shares used in computing diluted per share amounts	12,673	9,491	10,437	9,386

ADEPT TECHNOLOGY, INC.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA (Loss)
(in thousands)

	Three Months ended June 30, 2013	Three Months ended March 31, 2013	Three Months ended June 30, 2012

Net income (loss)	$ 157	$ (1,754)	$ (358)
Interest (income) expense, net	(3)	(8)	78
Income tax expense (benefit)	(507)	96	(594)
Depreciation	233	245	179
Amortization of intangibles	89	89	116
Stock compensation expense	166	88	196
Restructuring charges	51	114	42
Adjusted EBITDA (loss)	$ 186	$ (1,130)	$ (341)

	Twelve Months ended June 30, 2013	Twelve Months ended June 30, 2012

Net loss	$ (9,872)	$ (3,723)
Interest expense, net	37	250
Income tax benefit	(310)	(396)
Depreciation	966	893
Amortization of intangibles	411	466
Stock compensation expense	836	1,201
Restructuring charges	560	1,256
Impairment of intangible assets and goodwill	1,708	—
Adjusted EBITDA (loss)	$ (5,664)	$ (53)
CONTACT: Rob Cain
         Chief Executive Officer
         925-245-3400
         Investor.relations@adept.com

         Laura Guerrant-Oiye
         Principal, Guerrant Associates
         808-882-1467
         lguerrant@guerrantir.com